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For further information contact:
Mr. Salvatore A. Bucci
Senior Vice President and Chief Financial Officer
DeGeorge Financial Corporation
(203) 699-3407

                              FOR IMMEDIATE RELEASE
                                December 4, 1997


CHESHIRE, CONNECTICUT - DeGeorge Financial Corporation (NASDAQ: DEGE) announced today that it had received a letter from The Nasdaq Stock Market, Inc. on December 3, 1997 indicating that its Listing Qualifications Panel had decided to delist the Company's common stock from the Nasdaq National Market, effective with the close of business on December 3, 1997. The Company had requested an exception to the listing requirements, but the panel determined pursuant to a hearing on November 21, 1997 that the Company would be unable to satisfy the Nasdaq net tangible assets requirement in a time period acceptable to Nasdaq. The closing price of the Company's common stock on December 3, 1997 was $1 5/16.

DeGeorge Financial Corporation arranges financing and is currently managing over $200 million in underwritten construction loans. It provides access to home ownership for people who lack a sufficient down payment or sufficient income to support the purchase of the home they desire through conventional mortgage programs. Through its packaging of financial services and customer support, the Company enables its customers to reduce the cost of home construction by eliminating the general contractor, the intent of which is to create an equity position that serves as the down payment for permanent financing upon the conclusion of the home construction process.

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